SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*

                             ARTHROCARE CORPORATION
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   043136 10 0
                    -----------------------------------------
                                 (CUSIP Number)

                              Nancy McCroskey, CFO
                         Institutional Venture Partners
                           3000 Sand Hill Road, 2-290
                          Menlo Park, California 94025
                                 (415) 854-0132
           -----------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 April 25, 1997
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 19 Pages

--------------------------------                --------------------------------
CUSIP NO.  043136 10 0                13D        Page 2 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Institutional Venture Partners VII, L.P. ("IVP VII")
               94-3244086
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
   NUMBER         --------- ----------------------------------------------------
     OF              8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                1,293,594 shares
OWNED BY EACH
  REPORTING       --------- ----------------------------------------------------
   PERSON            9      SOLE DISPOSITIVE POWER                        -0-
    WITH          --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,293,594 shares
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,293,594 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          14.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       PN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  043136 10 0                13D        Page 3 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Institutional Venture Management VII, L.P. ("IVM VII")
               94-3244085
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
   NUMBER         --------- ----------------------------------------------------
     OF              8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                1,293,594 shares
OWNED BY EACH
  REPORTING       --------- ----------------------------------------------------
   PERSON            9      SOLE DISPOSITIVE POWER                        -0-
    WITH          --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,293,594 shares
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,293,594 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          14.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       PN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  043136 10 0                13D        Page 4 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               IVP Founders Fund I, L.P. ("FFI")
               94-3231480
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
   NUMBER         --------- ----------------------------------------------------
     OF              8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                1,293,594 shares
OWNED BY EACH
  REPORTING       --------- ----------------------------------------------------
   PERSON            9      SOLE DISPOSITIVE POWER                        -0-
    WITH          --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,293,594 shares
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,293,594 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          14.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       PN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  043136 10 0                13D        Page 5 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Institutional Venture Partners V, L.P. ("IVP V")
               94-3139438
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
   NUMBER         --------- ----------------------------------------------------
     OF              8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                1,293,594 shares
OWNED BY EACH
  REPORTING       --------- ----------------------------------------------------
   PERSON            9      SOLE DISPOSITIVE POWER                        -0-
    WITH          --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,293,594 shares
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,293,594 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          14.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       PN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  043136 10 0                13D        Page 6 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Institutional Venture Management V, L.P. ("IVM V")
               94-3139437
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               California (limited partnership)
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                             -0-
   NUMBER         --------- ----------------------------------------------------
     OF              8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                1,293,594 shares
OWNED BY EACH
  REPORTING       --------- ----------------------------------------------------
   PERSON            9      SOLE DISPOSITIVE POWER                        -0-
    WITH          --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,293,594 shares
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,293,594 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          14.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       PN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  043136 10 0                13D        Page 7 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Samuel D. Colella ("SDC")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                     8,396 shares
   NUMBER         --------- ----------------------------------------------------
     OF              8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                1,295,094 shares
OWNED BY EACH
  REPORTING       --------- ----------------------------------------------------
   PERSON            9      SOLE DISPOSITIVE POWER                8,396 shares
    WITH          --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,295,094 shares
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,303,490 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          14.8%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  043136 10 0                13D        Page 8 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Reid W. Dennis ("RWD")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                     6,828 shares
   NUMBER         --------- ----------------------------------------------------
     OF              8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                1,293,594 shares
OWNED BY EACH
  REPORTING       --------- ----------------------------------------------------
   PERSON            9      SOLE DISPOSITIVE POWER                6,828 shares
    WITH          --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,293,594 shares
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,300,422 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          14.8%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  043136 10 0                13D        Page 9 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Mary Jane Elmore ("MJE")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                     3,023 shares
   NUMBER         --------- ----------------------------------------------------
     OF              8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                1,293,594 shares
OWNED BY EACH
  REPORTING       --------- ----------------------------------------------------
   PERSON            9      SOLE DISPOSITIVE POWER                3,023 shares
    WITH          --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,293,594 shares
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,296,617 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          14.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  043136 10 0                13D        Page 10 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Norman A. Fogelsong ("NAF")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                     5,263 shares
   NUMBER         --------- ----------------------------------------------------
     OF              8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                1,293,594 shares
OWNED BY EACH
  REPORTING       --------- ----------------------------------------------------
   PERSON            9      SOLE DISPOSITIVE POWER                5,263 shares
    WITH          --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,293,594 shares
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,298,857 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          14.8%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  043136 10 0                13D        Page 11 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Ruthann Quindlen ("RAQ")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                     260 shares
   NUMBER         --------- ----------------------------------------------------
     OF              8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                1,293,594 shares
OWNED BY EACH
  REPORTING       --------- ----------------------------------------------------
   PERSON            9      SOLE DISPOSITIVE POWER                260 shares
    WITH          --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,293,594 shares
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,293,854 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          14.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  043136 10 0                13D        Page 12 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               L. James Strand "(LJS")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                     1,000 shares
   NUMBER         --------- ----------------------------------------------------
     OF              8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                1,293,594 shares
OWNED BY EACH
  REPORTING       --------- ----------------------------------------------------
   PERSON            9      SOLE DISPOSITIVE POWER                1,000 shares
    WITH          --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,293,594 shares
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,294,594 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          14.7%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  043136 10 0                13D        Page 13 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               T. Peter Thomas ("TPT")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                     4,663 shares
   NUMBER         --------- ----------------------------------------------------
     OF              8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                1,293,594 shares
OWNED BY EACH
  REPORTING       --------- ----------------------------------------------------
   PERSON            9      SOLE DISPOSITIVE POWER                4,663 shares
    WITH          --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,293,594 shares
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,298,257 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          14.8%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

--------------------------------                --------------------------------
CUSIP NO.  043136 10 0                13D        Page 14 of  19 Pages
--------------------------------                --------------------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               Geoffrey Y. Yang ("GYY")
               ###-##-####
-------- -----------------------------------------------------------------------
   2      CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)      |_|
                                                                 (b)      |X|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      SOURCE OF FUNDS*                                                WC
--------- ----------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                           |_|
--------- ----------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION
               United States citizen
--------- ----------------- ----------------------------------------------------
                     7      SOLE VOTING POWER                     4,531 shares
   NUMBER         --------- ----------------------------------------------------
     OF              8      SHARED VOTING POWER
   SHARES
BENEFICIALLY                1,293,594 shares
OWNED BY EACH
  REPORTING       --------- ----------------------------------------------------
   PERSON            9      SOLE DISPOSITIVE POWER                4,531 shares
    WITH          --------- ----------------------------------------------------
                    10      SHARED DISPOSITIVE POWER
                            1,293,594 shares
--------- ----------------- ----------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,298,125 shares
--------- ----------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*
                                                                          |_|
--------- ----------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW
          14.8%
--------- ----------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*                                       IN
--------- ----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
--------------------------------                --------------------------------

                                                             Page 15 of 19 Pages

Item 1:  Security and Issuer

(a)      Issuer:                        Arthrocare Corporation ("The Issuer")

(b)      Address of Principal
         Executive Office:              595. N. Pastoria
                                        Sunnyvale, CA 94086

(c)      Title of Class of Securities:  Common Stock

(d)      CUSIP Number:                  043136 10 0


Item 2:  Identity and Background

(a)      Name of Persons Filing:        Institutional Venture Partners VII ("IVP VII")
                                        Institutional Venture Management VII ("IVM VII")
                                        IVP Founders Fund I ("FFI")
                                        Institutional Venture Partners V ("IVP V")
                                        Institutional Venture Management V ("IVM V")
                                        Samuel D. Colella ("SDC")
                                        Reid W. Dennis ("RWD")
                                        Mary Jane Elmore ("MJE")
                                        Norman A. Fogelsong ("NAF")
                                        Ruthann Quindlen ("RAQ")
                                        L. James Strand ("LJS")
                                        T. Peter Thomas ("TPT")
                                        Geoffrey Y. Yang ("GYY")

IVM V is the  General  Partner  of IVP V. SDC,  RWD,  MJE,  NAF,  TPT, & GYY are
General  Partners of IVM V. IVM VI is the General Partner of FFI. IVM VII is the
General Partner of IVP VII. SDC, RWD, MJE, NAF, RAQ, LJS, TPT, & GYY are General
Partners of IVM VI and IVM VII.

(b)      Principal Business Address:    3000 Sand Hill Road
                                        Building 2, Suite 290
                                        Menlo Park, California 94025

(c)      Principal Business/Principal/Name of Employer:

         Entities
         IVP VII and IVP V:             Venture Capital Fund
         IVM VII:                       Venture Capital Fund and General Partner of IVP VII
         IVM V:                         Venture Capital Fund and General Partner of IVP V
         FFI:                           Venture Capital Fund

         Individuals
         SDC, RWD, MJE, NAF, TPT, GYY:  Venture Capitalist and General Partner of IVM VII & IVM V
         RAQ, LJS:                      Venture Capitalist and General Partner of IVM VII

(d)      Criminal convictions:                                None

(e)      Civil Adjudication of Violation of Securities Laws:  None



                                                             Page 16 of 19 Pages
(f)      Citizenship/Place of Organization:

         Entities
         IVP VII, IVM VII, FFI, IVP V, IVM V:     California

         Individuals
         SDC, RWD, MJE, NAF, RAQ, LJS, TPT, GYY:  United States


Item 3:  Source and Amount of Funds or Other Consideration

Date         Type of transaction               Purchaser      # Shares    $ Amount   Source of Funds
----         -------------------               ---------      --------    --------   ---------------
                                                          (post-IPO split)
IVP VII/IVM VII/FFI:
11/5-11/21/96 Open Market Purchases            IVP/IVM/FFI    22,500      $209,063   IVP VII/IVM VII/FFI Inv. Cap.
2/11-2/28/97 Open Market Purchases             IVP/IVM/FFI    124,000     $1,142,253           "
4/25/97      Open Market Purchase              IVP/IVM/FFI    87,500      $535,938             "

IVP V/IVM V:
1/20/94      Series B Preferred from Issuer    IVP V          490,000     $1,568,000  IVP V Investment Cap.
2/1/94       Series B Preferred from Issuer    IVP V          30,625      $98,000              "
3/31/95      Series C Preferred from Issuer    IVP V          490,000     $1,960,000           "
10/16/95     Series D Preferred from Issuer    IVP V          177,815     $1,066,887           "
8/5/96       Pro-rata distribution to Partners IVP V          -150,000
1/20/94      Series B Preferred from Issuer    IVM V          10,000      $32,000     IVM V Investment Cap.
2/1/94       Series B Preferred from Issuer    IVM V          625         $2,000               "
3/31/95      Series C Preferred from Issuer    IVM V          10,000      $40,000              "
10/16/95     Series D Preferred from Issuer    IVM V          3,629       $21,774              "
8/5/96       Distribution from IVP V           IVM V          31,500
8/5/96       Pro-rata distribution to Partners IVM V          -34,600

SDC:
2/5/96       Open Market Purchase (IPO)        SDC            3,000       $42,000     SDC investment capital
2/5/96       Open Market Purchase (IPO)        SDC            1,000       $14,000     SDC Family Ptrs Inv Cap
8/5/96       Distribution from IVM V           SDC            5,396                   SDC
8/5/96       Distribution from IVM V           SDC            500                     SDC Family Ptrs

RWD:
8/5/96       Distribution from IVM V           RWD            6,828                   RWD

MJE:
8/5/96       Distribution from IVM V           MJE            3,023                   MJE

NAF:
8/5/96       Distribution from IVM V           NAF            5,263                   NAF

RAQ:
8/5/96       Distribution from IVM V           RAQ            260                     RAQ

LJS:
2/5/96       Open Market Purchase (IPO)        LJS            1,000       $14,000     LJS investment capital

TPT:
8/5/96       Distribution from IVM V           TPT            4,663                   TPT

GYY:
8/5/96       Distribution from IVM V           GYY            4,531                   GYY

                                                             Page 17 of 19 Pages

Item 4:  Purpose of Transaction

The purpose of the purchases and acquisitions reported in Item 3 was investment. The Reporting Persons set forth in Item 2 hold a significant percentage of the Common Stock of Issuer, and, as stockholders, collectively have a voice in the formulation of Issuer's policy and business strategy. All Reporting Persons may make additional purchases of Common Stock, may sell some or all of the shares of Common Stock they currently own, or may distribute some or all of such stock to their respective partners, depending on their evaluation of the Issuer's business prospects and financial position, the market for such stock, general business and stock market conditions and other factors.

None of the Reporting Persons set forth in Item 2 has any plan or proposal relating to, or which would result in, any event described in (a) - (j) of the instructions to this Item 4.

Item 5:  Interest in Securities of the Issuer

(a)-(b)  Ownership:                          See cover sheets above

(c)      Recent transactions:                See Item 3 above

(d)      Certain  rights:                    Under  certain   circumstances  set
                                             forth  in  IVP  VII's,   IVM  VII',
                                             FFI's, IVP V's, and IVM V's Limited
                                             Partnership Agreements, the General
                                             Partners  and  Limited  Partners of
                                             each of such  funds  have the right
                                             to  receive   dividends   from,  or
                                             proceeds  from  the  sale  of,  the
                                             Common  Stock  of  Issuer  owned by
                                             each such fund.

(e)      Ownership below five percent (5%):  n/a

Item 6: Contracts, Arrangements, Understandings, or Relationships with Respect to Securities of the Issuer

To the best knowledge of the undersigned, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in
Item 2 and between such persons and any person with respect to any securities of the Issuer, including but not limited to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option agreements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7:  Exhibits

Exhibit A:        Joint Filing Statement

                                                             Page 18 of 19 Pages

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    April 25, 1997

INSTITUTIONAL VENTURE PARTNERS VII          INSTITUTIONAL VENTURE MANAGEMENT VII
By its General Partner,
Institutional Venture Management VII

------------------------------------        ------------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

INSTITUTIONAL VENTURE PARTNERS V            INSTITUTIONAL VENTURE MANAGEMENT V
By its General Partner,
Institutional Venture Management V

------------------------------------        ------------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

IVP FOUNDERS FUND I
By its General Partner,
Institutional Venture Management VI

------------------------------------
Samuel D. Colella, General Partner

------------------------------------
Samuel D. Colella

------------------------------------
Reid W. Dennis

------------------------------------
Mary Jane Elmore

------------------------------------
Norman A. Fogelsong

------------------------------------
Ruthann Quindlen

------------------------------------
L. James Strand

------------------------------------
T. Peter Thomas

------------------------------------
Geoffrey Y. Yang

                                                             Page 19 of 19 Pages

                        Exhibit A: Joint Filing Statement

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13D is filed on behalf of each of us.

Date:    April 25, 1997

INSTITUTIONAL VENTURE PARTNERS VII          INSTITUTIONAL VENTURE MANAGEMENT VII
By its General Partner,
Institutional Venture Management VII

------------------------------------        ------------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

INSTITUTIONAL VENTURE PARTNERS V            INSTITUTIONAL VENTURE MANAGEMENT V
By its General Partner,
Institutional Venture Management V

------------------------------------        ------------------------------------
Samuel D. Colella, General Partner          Samuel D. Colella, General Partner

IVP FOUNDERS FUND I
By its General Partner,
Institutional Venture Management VI

------------------------------------
Samuel D. Colella, General Partner

------------------------------------
Samuel D. Colella

------------------------------------
Reid W. Dennis

------------------------------------
Mary Jane Elmore

------------------------------------
Norman A. Fogelsong

------------------------------------
Ruthann Quindlen

------------------------------------
L. James Strand

------------------------------------
T. Peter Thomas

------------------------------------
Geoffrey Y. Yang